Exhibit 16.1

August 14, 2009

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 11, 2009, to be filed by our former client, the Norwood Financial Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Sincerely,

/s/ Beard Miller Company LLP